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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Section 13 and 15(d) of the Securities Exchange Act of 1934.

                              Commission File Number............................

                            Physician Partners, Inc.
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             (Exact name of registrant as specified in its charter)

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    111 SW Columbia Street, Suite 725, Portland, Oregon 97201 (503) 224-2249


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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  common stock
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       (Title of each class of securities covered by this Form)

 ................................................................................
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relief upon to terminate or suspended the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]                 Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii)  [ ]
            Rule 12g-4(a)(2)(i)  [ ]                  Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(ii)  [ ]                 Rule 12h-3(b)(2)(ii)  [ ]
            Rule 12h-3(b)(1)(i)  [ ]                           Rule 15d-6  [X]

Approximate number of holders of record as of the certification or notice date:

                                     246
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         Pursuant to the requirements of the Securities Exchange act of 1934
Physician Partners, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  February 15, 1999           PHYSICIAN PARTNERS, INC.

                                   By: /s/ ANNA LOOMIS
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                                      Anna Loomis, Senior Vice President and
                                            Chief Financial Officer